December 26, 1997


To: The Investors of Metric Partners Growth Suite Investors, L.P. ("GSI" or the "Partnership")

RE:      Important Information Regarding the Potential Sale of Eight Properties

Dear Investor:

We are pleased to announce that GSI has entered into a sales contract for eight of the Partnership's nine remaining hotels, with escrow anticipated to close on December 30, 1997. As stated in the 1997 Third Quarter Report, the Residence Inn
- Nashville was not marketed for sale with the other properties pending resolution of certain legal proceedings.

If the sale of the eight hotels currently under contract is consummated as anticipated on December 30, 1997, our projections of the Section 1231 gain reported for 1997 would, depending upon an individual investor's date of acceptance into the Partnership (between April 1988 and June 1989), range as indicated on the following chart:


Month of Acceptance                   Estimated Gain under Section 1231
into the Partnership                  (per Original $10,000 Investment)
---------------------------------------------------------------------------

April 1988                                          $6000
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May 1988                                            $3140
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June 1988                                           $2490
---------------------------------------------------------------------------
July 1988                                           $1990
---------------------------------------------------------------------------
August 1988                                         $1630
---------------------------------------------------------------------------
September 1988                                      $1400
---------------------------------------------------------------------------
October 1988                                        $1190
---------------------------------------------------------------------------
November 1988                                       $1030
---------------------------------------------------------------------------
December 1988                                        $880
---------------------------------------------------------------------------
January 1989                                         $780
---------------------------------------------------------------------------
February 1989                                        $690
---------------------------------------------------------------------------
March 1989                                           $600
---------------------------------------------------------------------------
April 1989                                           $520
---------------------------------------------------------------------------
May 1989                                             $450
---------------------------------------------------------------------------
June 1989                                            $360
---------------------------------------------------------------------------



                                                                          (Over)

If the transaction closes as currently anticipated, the Partnership intends to distribute a portion of the net proceeds of this sale during the week of February 16, 1998 to investors of record as of December 31, 1997 in conjunction with the fourth quarter distribution from operations. However, as previously reported, the plaintiff in one of the legal proceedings relating to the Partnership's Residence Inn - Nashville has filed a motion for a temporary injunction prohibiting the distribution of proceeds from the sale of the Partnership's hotels pending a final judgment in the case. A hearing on this motion had been set for December 17, 1997, but has since been rescheduled for January 2, 1998. Until this matter is resolved, the Partnership is unable to determine the amount of sales proceeds, if any, it will be able to distribute. In addition, in conjunction with the sales contract, the Partnership has agreed not to distribute $7.5 million of the net sales proceeds for a period of one year. The dividend from Partnership operations for the fourth quarter will be in the amount of $100 per $10,000 original investment, or 4% per annum.

Investors will be kept appraised as to the status of the sale and the outcome of the hearing either via special communications such as this or through the Partnership's regular quarterly reports.

To assist investors in preparing their 1997 tax returns, Schedules K-1 are anticipated to be mailed by mid-March 1998. The Schedule K-1 will provide the actual gain reported for 1997 under Section 1231.

Questions relating to Partnership performance or the information provided in this special communication should be directed to the Investor Representative at SSR Realty, at (800) 347-6707, extension 2025, or in writing to GSI, c/o SSR Realty Advisors, Inc., One California Street, Suite 1400, San Francisco, CA 94111. Operational questions regarding your investment should be directed to the Partnership's Servicing and Transfer Agent, Gemisys, at (800) 955-3025.

Sincerely,

METRIC REALTY
Managing General Partner